Exhibit 99.2

Oppenheimer & Co. Inc. 85 Broad Street 25th Floor New York, NY 10004 Phone 212-668-8000

Transacts Business on All Principal Exchanges

December 14, 2020

The Board of Directors

Anchiano Therapeutics Ltd.

One Kendall Square

Building 1400E, Suite 14-105

Cambridge, MA 02139

Dear Board of Directors:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors (the “Board”) of Anchiano Therapeutics Ltd. (“Parent”) as to the fairness, from a financial point of view, to Parent, of the Exchange Ratio (as defined in the Agreement) provided for in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among Parent, CMB Acquisition Ltd., a wholly-owned subsidiary of Parent (“Merger Sub”), and Chemomab Ltd. (the “Company”). The Agreement provides, among other things, that: (i) Merger Sub will be merged with and into the Company (the “Merger”); and (ii) in connection with the Merger (a) any ordinary shares of the Company, NIS 0.01 par value per share (the “Company Ordinary Shares”), and any Preferred-A, Preferred-B or Preferred-C shares, each NIS 0.01 par value per share (collectively, the “Company Preferred Shares”, and together with the Company Ordinary Shares, the “Company Share Capital”) held in the treasury of the Company or held or owned by the Company or any subsidiary of the Company immediately prior to the effective time of the Merger (the “Effective Time”) shall be canceled and retired without any conversion and shall cease to exist, and no consideration shall be delivered in exchange therefor (“Cancelled Shares”); (b) each share of Company Share Capital outstanding immediately prior to the Effective Time (excluding Cancelled Shares) shall be automatically converted solely into the right to receive a number of American Depositary Shares of Parent (each representing 5 ordinary shares, with no par value, each a “Parent ADS”), equal to the Exchange Ratio; and (c) the Company will become a wholly-owned subsidiary of Parent. For purposes of this Opinion, we have relied upon and assumed, at the direction of the management of Parent and with Parent’s consent, without independent verification, that Parent’s value is equal to $14.675 million.

In arriving at our Opinion, we:

a)         reviewed a draft sent to us on December 10, 2020 of the Agreement;

b)         reviewed unaudited financial statements of the Company for fiscal years ended December 31, 2019 and 2018, and unaudited financial statements of the Company for the 9-month period ended September 30, 2020;

c)         reviewed financial forecasts and estimates relating to the Company prepared by the management of the Company and approved for our use by Parent (the “Projections”);

d)         reviewed the historical market prices and trading volume of Parent ADSs;

e)         held discussions with the senior management and advisors of each of the Company and Parent with respect to the business and prospects of the Company and Parent, respectively;

f)          held discussions, at the direction of Parent, with selected third parties regarding possible indications of interest in a possible transaction with Parent;

The Board of Directors

Anchiano Therapeutics Ltd.

December 14, 2020

g)        reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating the Company;

h)        reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Transaction;

i)         reviewed other public information concerning the Company and Parent; and

j)         performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Parent and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the Projections, we have assumed, at the direction of the management of Parent and with Parent’s consent, without independent verification or investigation, that the Projections were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of the Company as to the future financial condition and operating results of the Company. At the direction of representatives of Parent, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with the consent of Parent, that the Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Transaction. We have also assumed that there were no material changes in the assets, liabilities, financial conditions, results of operations, business or prospects of the Company since the date of the last financial statements of the Company that were made available to us. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company or Parent. With your consent, we have assumed, without independent verification, that in the event Parent does not enter into the Transaction, it is likely that Parent will have to file for bankruptcy, in which case it is likely that the shares of Parent will be worthless.

We are not expressing any opinion as to the underlying valuation, future performance or long term viability of the Company or the price at which Parent ADSs will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, whether any shareholder of Parent should enter into a lock-up agreement or a shareholder support agreement or the fairness of the amount or nature of the compensation resulting from the Transaction to any individual officers, directors or employees of Parent, or class of such persons, relative to the Exchange Ratio or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Parent to proceed with or effect the Transaction nor does our Opinion address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Parent or the effect of any other transaction in which Parent might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction, and this Opinion does not purport to address potential developments in any such markets. Furthermore, as you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this Opinion.

The Board of Directors

Anchiano Therapeutics Ltd.

December 14, 2020

We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by Parent and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of the Company or Parent under any federal or state laws relating to bankruptcy, insolvency, similar matters or otherwise.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer & Co. Inc. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Parent in connection with the Transaction and will receive a fee for our services, a portion of which was paid when we were engaged, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Transaction. Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement. In the ordinary course of business, we and our affiliates may actively trade securities of Parent for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. With the consent of the Board, we have also been engaged as a private placement agent for the Company in connection with a private investment of equity securities for the Company, the closing of which is contingent on the closing of the Merger and for which the Company will pay Oppenheimer a customary private placement fee.

Oppenheimer consents to the inclusion of this Opinion in its entirety and reference to this Opinion in any proxy statement required to be distributed to Parent’s shareholders in connection with the Transaction so long as such inclusion and reference is in form and substance acceptable to Oppenheimer and its counsel.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to Parent. This Opinion is for the use of the Board (in its capacity as such) in its evaluation of the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Transaction.

Very truly yours,

OPPENHEIMER & CO. INC.